UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                      FORM 15


         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
      OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES
                               EXCHANGE ACT OF 1934.


                         Commission File Number:  0-12172


                                 LINCOLN LOGS LTD.
                                 ----------------
              (Exact Name of Registrant as specified in its charter)


          5 Riverside Drive, Chestertown, New York 12817 (518) 494-5500
          -------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Common Stock, $0.01 par value per share
                     ---------------------------------------
           (Title of each class of securities covered by this Form)


                                       None
                                       ----
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      (X)              Rule 12h-3(b)(1)(i)        (X)
Rule 12g-4(a)(1)(ii)     ( )              Rule 12h-3(b)(1)(ii)       ( )
Rule 12g-4(a)(2)(i)      ( )              Rule 12h-3(b)(2)(i)        ( )
Rule 12g-4(a)(2)(ii)     ( )              Rule 12h-3(b)(2)(ii)       ( )
                                          Rule 15d-6                 ( )

  Approximate number of holders of record as of the certification or notice date: 175

  Pursuant to the requirements of the Securities Exchange Act of 1934, Lincoln Logs Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                          Lincoln Logs Ltd.

DATE:  September 13, 2005                 BY: /s/ John D. Shepherd
                                              --------------------
                                          Name: John D. Shepherd
                                          Title: President and Chief
                                            Executive Officer